EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statements on Form S-1 of our report dated March 28, 2005 relating to the financial statements and financial statement schedule of Curon Medical, Inc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement .

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 16, 2005